Exhibit 10.3

SECOND AMENDMENT TO TERM LOAN AGREEMENT

This SECOND AMENDMENT TO TERM LOAN AGREEMENT, dated as of September 21, 2020 (this “Second Amendment”), by and among BROADSTONE NET LEASE, INC., a Maryland corporation (the “Parent”), BROADSTONE NET LEASE, LLC, a New York limited liability company (the “Borrower”), the Lenders party hereto (the “Lenders”), and CAPITAL ONE, NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Administrative Agent”).  Reference is made to that certain Term Loan Agreement, dated as of February 27, 2019 by and among the Parent, the Borrower, the lenders referenced therein and the Administrative Agent, as amended by that certain First Amendment to Term Loan Agreement dated as of July 1, 2019 (the “Credit Agreement”). Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.

RECITALS

WHEREAS, the Borrower, the Parent, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto are entering into that certain Revolving Credit Agreement, dated as of the date hereof (the “Revolver”); and

WHEREAS, the Borrower has requested that the Credit Agreement be amended to conform certain covenants, definitions and other terms therein with those set forth in the Revolver; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.  AMENDMENTS TO CREDIT Agreement.  As of the Amendment Effective Date (as defined in Section 4 hereof), the Credit Agreement is hereby amended as follows:

1.1Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by deleting the definition of “Alternative Interest Rate Election Event” in its entirety.

1.2Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by restating the definition of “Bail-In Action” in its entirety to read as follows:

“”Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.”

1.3Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by restating the definition of “Bail-In Legislation” in its entirety to read as follows:

“”Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United

Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).”

1.4Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by restating the definition of “Capitalization Rate” in its entirety to read as follows:

““Capitalization Rate” means 7.00%”

1.5Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by deleting the definition of “Double Net Lease” in its entirety.

1.6Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by restating the definition of “Eligible Property” in its entirety to read as follows:

“”Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is owned in fee simple, or leased under a Ground Lease, by the Borrower or a Wholly Owned Subsidiary of the Borrower; (b) such Property is located in a State of the United States of America, in the District of Columbia or in Canada; (c) regardless of whether such Property is owned by the Borrower or a Subsidiary of the Borrower, the Borrower has the right directly, or indirectly through a Subsidiary of the Borrower, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (d) no tenant of such Property is (i) subject to any proceeding under Debtor Relief Laws or (ii) more than 60 days past due on any rental obligation to the Borrower or any of its Subsidiaries in respect of such Property; (e) such Property shall be leased to a tenant pursuant to a net lease; (f) such Property is not a Development Property and has been developed for (i) retail, industrial, healthcare, restaurant, manufacturing, distribution or office use, or (ii) other use permitted under Parent’s internally approved property selection investment criteria; provided that Properties qualifying as an Eligible Property pursuant to this clause (f)(ii) shall not exceed 10% of Total Unencumbered Eligible Property Value; (g) neither such Property, nor if such Property is owned by a Wholly Owned Subsidiary of the Borrower, any of the Borrower’s direct or indirect ownership interest in such Wholly Owned Subsidiary, is subject to (i) any Lien other than Permitted Liens (other than Permitted Liens described under clauses (f) – (k) of the definition thereof) or (ii) any Negative Pledge other than a Permitted Negative Pledge; and (h) such Property is free of all structural defects, title defects, environmental conditions or other adverse matters except for defects, conditions or matters which are not individually or collectively material to the profitable operation of such Property.”

1.7Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by restating the definition of “Existing Credit Agreement” in its entirety to read as follows:

“Existing Credit Agreement” means, collectively, (i) that certain Revolving Credit and Term Loan Agreement dated as of June 23, 2017, by and among the Borrower, the Parent, the lenders party thereto, Manufacturers and Traders Trust Company, as administrative agent and the other parties thereto, (ii) that certain Revolving Credit Agreement dated as of September 21, 2020, by and among the Borrower, the Parent, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto, and (iii) the Term Loan Agreement dated as of February 7, 2020 by and among the Borrower, the Parent, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto, as each may be amended, extended, supplemented, restated, refinanced or replaced in writing from time to time, so long as it contains restrictions on encumbering assets and other material actions of the Loan Parties that are no more restrictive than those restrictions contained in the Loan Documents.

1.8Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by restating the definition of “Financial Officer” in its entirety to read as follows:

““Financial Officer” means with respect to the Parent, the Borrower or any Subsidiary, the chief executive officer, the chief financial officer, the chief accounting officer, the chief operating officer, if any, and the vice president of finance or capital markets of the Parent, the Borrower or such Subsidiary.”

1.9Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by deleting the number “40” set forth in the definition of “Ground Lease” and substituting the number “30” in place thereof.

1.10Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by restating the definition of “Indebtedness” in its entirety to read as follows:

“”Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person which would be included as a liability on the balance sheet of such Person in accordance with GAAP in respect of any purchase obligation (but excluding obligations to purchase real estate entered into in the ordinary course of business), repurchase obligation, takeout commitment (but excluding commitments to fund construction or purchase real estate upon completion of construction in the ordinary course of business) or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivative Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); and (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability and contingent guarantees the conditions for which have not accrued) or (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.  Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).”

1.11Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by deleting the reference to “Section 5.5(b)” in the first sentence of the definition of “LIBOR” in its entirety and inserting the phrase “Section 5.9” in lieu thereof.

1.12Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by (a) deleting clause (e) of the definition of “Material Adverse Effect” in its entirety and (b) inserting the word “or” immediately prior to clause (d) in the fifth line of the definition of “Material Adverse Effect”.

1.13Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by restating clause (c) of the definition of “Net Operating Income” in its entirety to read as follows:

“(c) the actual property management fee paid during such period with respect to such Property.”

1.14Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by restating the definition of “Off-Balance Sheet Obligation” in its entirety to read as follows:

“”Off-Balance Sheet Obligation” means liabilities and obligations of the Parent, the Borrower or any Subsidiary in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of

Financial Condition and Results of Operations” section of the Parent’s report on Form 10 Q or Form 10 K (or their equivalents) which the Parent is required to file with the SEC.”

1.15Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by restating the definition of “Permitted Liens” in its entirety to read as follows:

“”Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or property owner association of similar entity or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in the case of clauses (a)(i) and (a)(ii), are not at the time required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of covenants, conditions, easements, zoning restrictions, rights of way, encroachments, variations, rights or restrictions on use, and similar encumbrances (and, with respect to leasehold interests (other than leasehold interests in Eligible Properties), mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of leased property, with or without the consent of the lessee) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or impair the intended use thereof in any material respects and such title defects which may constitute Liens and are expressly permitted to exist with respect to an Eligible Property in accordance with clause (h) of the definition thereof; (d) leases, subleases or non-exclusive licenses granted to others not materially interfering with the ordinary conduct of business of such Person and otherwise permitted by the terms hereof; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders; (f) Liens securing judgments not constituting an Event of Default under Section 11.1(h); (g) Liens on assets to secure the performance of bids, trade contracts, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (h) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries; (i) licenses and sublicenses of Intellectual Property granted in the ordinary course of business and not interfering in any material respect with the business of such Person; (j) Liens on insurance policies and proceeds thereof incurred in the ordinary course of business to secure premiums thereunder; and (k) other Liens on assets of the Loan Parties to the extent not otherwise included in paragraphs (a) through (j) of this definition securing Indebtedness or other obligations in an aggregate amount not to exceed $2,500,000 at any time outstanding.”

1.16Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by (a) restating the definition of “Responsible Officer” in its entirety to read as follows:

“”Responsible Officer” means with respect to the Parent, the Borrower or any Subsidiary, the chief executive officer, and the chief financial officer of the Parent, the Borrower or such Subsidiary.”

1.17Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by (a) restating the definition of “Total Market Value” in its entirety to read as follows:

““Total Market Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Subsidiaries determined on a consolidated basis: (a) in the case of Properties owned or leased by the Borrower or its Subsidiaries for the entire period of four consecutive fiscal quarters most recently ended, the Net Operating Income for such Property for the entire period of four consecutive fiscal quarters most recently ended, divided by the Capitalization Rate; (b) in the case of Properties acquired during the period of four consecutive fiscal quarters most recently ended, the purchase price paid by the Parent, the Borrower or any of their respective Subsidiaries for such Property exclusive of (i) closing and other transaction costs and (ii) any amounts paid by the Parent, the Borrower or such Subsidiary as a purchase price adjustment, to be held in escrow, to be retained as a contingency reserve, or other similar amounts; (c) the GAAP book value of all Mortgage Receivables, Development Property and unimproved real estate; (d) unrestricted cash, Cash Equivalents and Unrestricted 1031 Cash which would be included on the Parent’s consolidated balance sheet as of such date and (e) the GAAP book value of all other tangible assets of the Parent and its Subsidiaries; provided that, to the extent the amount of Total Market Value attributable to this clause (e) would exceed 5% of Total Market Value, such excess shall be excluded.  The Parent’s Ownership Share of assets held by Unconsolidated Affiliates will be included in Total Market Value calculations consistent with the above described treatment for assets owned by the Parent and its Subsidiaries.  For purposes of determining Total Market Value, Net Operating Income from Properties disposed of by the Parent, the Borrower or any of their respective Subsidiaries during the immediately preceding period of four consecutive fiscal quarters of the Parent shall be excluded to the extent included in clause (a) above.  For purposes of determining Total Market Value, to the extent the amount of Total Market Value attributable to (x) common stock, Preferred Equity and other Equity Interests in Persons (other than Wholly Owned Subsidiaries) would exceed 10.0% of Total Market Value, such excess shall be excluded, (y) Mortgage Receivables would exceed 10.0% of Total Market Value, such excess shall be excluded and (z) the aggregate value of Total Budgeted Costs for Development Properties, Mortgage Receivables, common stock, Preferred Equity and other Equity Interests in Persons (other than Wholly Owned Subsidiaries) and unimproved real estate

(which shall not include any Development Property) would exceed 25.0% of Total Market Value, such excess shall be excluded.”

1.18Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by restating the definition of “Write-Down and Conversion Powers” in its entirety to read as follows:

“”Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.”

1.19Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is amended by adding the following new definitions thereto in the appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance, with 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 13.22.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2, or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 13.22.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.”

“Supported QFC” has the meaning assigned to it in Section 13.22.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 13.22.

1.20Amendment to Article I.  Article I of the Credit is amended by adding the following Section 1.4 immediately following Section 1.3 thereof:

“Section 1.4  Interest Rates; LIBOR Notification

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 5.9, will be similar to, or produce the same value or economic equivalence of, the LIBOR or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.”

1.21Amendment to Article I.  Article I of the Credit Agreement is amended by adding the following Section 1.5 immediately following Section 1.4 thereof:

“Section 1.5Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.”

1.22Amendment to Section 5.5(b).  Section 5.5(b) of the Credit Agreement is amended by deleting such subsection in its entirety and inserting the phrase “[Reserved.]” in lieu thereof.

1.23Amendment to Article V.  Article V of the Credit Agreement is amended by adding the following Section 5.9 immediately following Section 5.8 thereof:

“Section 5.9   Effect of Benchmark Transition Event

(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 5.9 will occur prior to the applicable Benchmark Transition Start Date.

(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 5.9 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 5.9.

(d)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of Base Rate.

(e)Certain Defined Terms. As used in this Section 5.9:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides, in its reasonable discretion, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1)a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2)a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, in each case, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Requisite Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Requisite Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with this Section 5.9 and

(y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to this Section 5.9.

“Early Opt-in Election” means the occurrence of:

(1)(i) a determination by the Administrative Agent or (ii) a notification by the Requisite Lenders to the Administrative Agent (with a copy to the Borrower) that the Requisite Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 5.9, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)(i) the election by the Administrative Agent or (ii) the election by the Requisite Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Requisite Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org , or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.”

1.24Amendment to Section 8.6.  Section 8.6 of the Credit Agreement is amended by deleting the phrase “liability to the Parent, the Borrower and its Subsidiaries in excess of $5,000,000” therein and substituting the phrase “a Material Adverse Effect” in place thereof.

1.25Amendment to Section 9.4(e).  Section 9.4(e) of the Credit Agreement is amended by restating such subsection in its entirety to read as follows:

“(e)[Reserved];”

1.26Amendment to Section 10.1(a).  Section 10.1(a) of the Credit Agreement is amended by deleting the words “two fiscal quarters” and substituting the words “four fiscal quarters” in place thereof in each instance therein.

1.27Amendment to Section 10.1(g).  Section 10.1(g) of the Credit Agreement is amended by deleting the words “two fiscal quarters” and substituting the words “four fiscal quarters” in place thereof in each instance therein.

1.28Amendment to Section 10.4.  Section 10.4 of the Credit Agreement is amended by restating the first paragraph of such section in its entirety to read as follows:

“Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation (other than (x) any transaction of merger or consolidation between or among Loan Parties; provided that if the Parent or the Borrower enters into such a transaction of merger, it is the survivor thereof, (y) any transaction of merger or consolidation of a Subsidiary that is not Loan Party into a Loan Party so long as the Loan Party is the survivor thereof and (z) any transaction of merger or consolidation between two or more Subsidiaries that are not Loan Parties); (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire any assets of, or make an Investment in, any other Person (including, in the case of each of the foregoing clauses, pursuant to a Delaware LLC Division); provided, however, that any of the actions described in the immediately preceding clauses (a) through (d) may be taken with respect to the Borrower, any other Loan Party or any other Subsidiary so long as (x) immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and (y) if as a result of any such transaction, or series of such actions, the amount of Consolidated Tangible Assets would increase or decrease by 25.0%, then prior to entering into such transaction the Parent shall deliver a Compliance Certificate executed on behalf of the Parent by a Financial Officer of the Parent demonstrating that the Parent would be in compliance with the covenants contained in Section 10.1 on a pro-forma basis after giving effect to such transaction as of the end of the most recent fiscal quarter for which financial statements are available; notwithstanding the foregoing, the Parent and the Borrower may not enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger.”

1.29Amendment to Section 10.8(d).  Section 10.8(d) of the Credit Agreement is amended by restating such subsection in its entirety to read as follows:

“(d) transactions between or among the Parent or any Subsidiaries and not involving any other Affiliate”

1.30Amendment to Section 11.1(d)(i).  Section 11.1(d)(i) of the Credit Agreement is amended by deleting the amount “$25,000,000” therein and substituting the amount “$50,000,000” in place thereof.

1.31Amendment to Section 11.1(h).  Section 11.1(h) of the Credit Agreement is amended by deleting the amount “$25,000,000” therein and substituting the amount “$50,000,000” in place thereof.

1.32Amendment to Section 11.1(i).  Section 11.1(i) of the Credit Agreement is amended by deleting the amount “$25,000,000” therein and substituting the amount “$50,000,000” in place thereof.

1.33Amendment to Section 11.1(j).  Section 11.1(j) of the Credit Agreement is amended by deleting the amount “$25,000,000” therein and substituting the amount “$50,000,000” in place thereof in each instance therein.

1.34Amendment to Section 11.1(l)(i).  Section 11.1(l)(i) of the Credit Agreement is amended by deleting the percentage “30%” therein and substituting the percentage “35%” in place thereof.

1.35Amendment to Section 11.1(l)(iii).  Section 11.1(l)(iii) of the Credit Agreement is amended by deleting the percentage “65%” therein and substituting the percentage “60%” in place thereof.

1.36Amendment to Section 13.21.  Section 13.21 of the Credit Agreement is amended by (a) deleting the phrase “EEA Financial Institution” therein and substituting the phrase “Affected Financial Institution” in place thereof in each instance therein and (b) deleting the phrases “an EEA Resolution Authority” and “any EEA Resolution Authority” therein and substituting the phrase “the applicable Resolution Authority” in place thereof in each instance therein.

1.37Amendment to Article XIII.  Article XIII of the Credit Agreement is amended by adding the following Section 13.22 immediately following Section 13.21 thereof:

Section 13.22.  Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivatives Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit

Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BORROWER

In order to induce the Lenders and Administrative Agent to enter into this Second Amendment, each of the Parent and the Borrower represents and warrants to the Lenders and Administrative Agent that the following statements are true, correct and complete as of the date hereof:

(i)each of the Parent and the Borrower has the requisite power and authority to make, deliver and perform its obligations under this Second Amendment and the Credit Agreement as amended by this Second Amendment (the “Amended Agreement” and together with this Second Amendment, the “Amendment Documents”);

(ii)the execution, delivery and performance of the Amendment Documents are within each Loan Party’s corporate, partnership, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action on the part of the Parent and the Borrower;

(iii)the execution, delivery and performance of this Second Amendment (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such filings as may be required with the SEC to comply with disclosure obligations, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent, the Borrower or any of their Subsidiaries or any order judgment or decree of any Governmental Authority having jurisdiction over any Loan Party, except in each case to the extent such violation of applicable law or regulation would not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent, the Borrower or any of their Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent, the Borrower or any of their Subsidiaries, except for any violation or default that would not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent, the Borrower or any of their Subsidiaries other than Permitted Encumbrances;

(iv)each of the Amendment Documents to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(v)before and after giving effect to this Second Amendment, the representations and warranties made or deemed made by the Parent and the Borrower in any Loan Document are true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the Amendment Effective Date except to the extent that such representations and warranties specifically refer to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents, and except that for purposes of this clause (v), the representations and warranties contained in Section 7.1(k) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 9.1 and 9.2 of the Credit Agreement; and

(vi)no Default or Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by this Second Amendment.

SECTION 3.  ACKNOWLEDGEMENT AND CONSENT OF THE GUARANTORS

Each Guarantor  (for purposes of this Second Amendment, each a “Guarantor”) has read this Second Amendment and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Second Amendment, the obligations of such Guarantor under the Guaranty, each Accession Agreement, and each of the other Loan Documents to which such Guarantor is a party shall not be impaired and each of the Guaranties, Accession Agreements and the other Loan Documents to which such Guarantor is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

Each of the Guarantors and the Borrower hereby acknowledges and agrees that the Obligations guaranteed under the Guaranties and the Accession Agreements will include all Obligations under, and as defined in, the Credit Agreement as amended by this Second Amendment.

Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Second Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Second Amendment and (ii) nothing in the Credit Agreement, this Second Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

SECTION 4.  CONDITIONS TO EFFECTIVENESS

This Second Amendment shall become effective only upon the satisfaction of the following conditions precedent (the date of satisfaction of such conditions being referred to as the “Amendment Effective Date”):

A.The Parent, the Borrower, the Guarantors, the Administrative Agent and the Requisite Lenders shall have indicated their consent to this Second Amendment by the execution and delivery of the signature pages hereto to the Administrative Agent.

B.The Administrative Agent shall have received all reasonable out-of-pocket costs and expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel for which the Borrower agrees it is responsible pursuant to Section 13.2 of the Credit Agreement) that are due and payable in connection with this Second Amendment.

C.The Administrative Agent shall have received evidence that (i) all conditions precedent to the closing of (1) that certain Revolving Credit Agreement, dated as of September 4, 2020, by and among the Borrower, the Parent, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties party thereto, including the funding of the initial loans (if any) thereunder, shall have been satisfied, (2) that certain Amendment No. 1 to Term Loan Agreement, dated as of September 21, 2020, by and among the Borrower, the Parent, JPMorgan Chase Bank, N.A., as the administrative agent, and the other parties party thereto shall have been satisfied, and (3) that certain Third Amendment to Revolving Credit and Term Loan Agreement dated as of September 21, 2020, by and among the Borrower, the Parent, Manufacturers and Traders Trust Company, as administrative agent and the other parties thereto shall have been satisfied, and (ii) all obligations owing by the Loan Parties under that certain Term Loan Agreement, dated as of August 2, 2019 by and among the Borrower, the Parent, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto (as in effect immediately prior to the Amendment Effective Date) have been repaid in full.

D.The Administrative Agent shall have received a Compliance Certificate calculated on a pro forma basis after giving effect to this Second Amendment and any indebtedness being incurred or paid off contemporaneously with the effectiveness of this Second Amendment for the Parent’s fiscal quarter ending June 30, 2020.

SECTION 5.  MISCELLANEOUS

A.Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i)On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

(ii)Except as specifically amended by this Second Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii)The execution, delivery and performance of this Second Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any of the other Loan Documents.

(iv)This Second Amendment shall constitute a Loan Document.

B.Headings.  Section and subsection headings in this Second Amendment are included herein for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose or be given any substantive effect.

C.Applicable Law.  THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

D.Execution in Counterparts; Electronic Signatures.  This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page of this Second Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Second Amendment.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Second Amendment and/or any document, agreement or certificate to be signed in connection with this Second Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PARENT/GUARANTOR:
BROADSTONE NET LEASE, INC.,
a Maryland corporation

By:      /s/ Ryan M. Albano

Name: Ryan M. Albano

Title:   Chief Financial Officer

BORROWER:
BROADSTONE NET LEASE, LLC,
a New York limited liability company

By:           Broadstone Net Lease, Inc.,

a Maryland corporation,

its managing member

By:     /s/ Ryan M. Albano

Name: Ryan M. Albano

Title:   Chief Financial Officer

[Signature Page – Second Amendment to Term Loan Agreement]

ADMINISTRATIVE AGENT AND LENDER: CAPITAL ONE, NATIONAL ASSOCIATION By: /s/ Peter Ilovic Name:Peter Ilovic Title:Authorized Signatory

LENDER: ASSOCIATED BANK, NATIONAL ASSOCIATION By: /s/ Mitchell Vega Name:Mitchell Vega Title:Vice-President

[Signature Page – Second Amendment to Term Loan Agreement]

LENDER: TRUIST BANK (f/k/a BRANCH BANKING AND TRUST COMPANY, successor by merger to SUNTRUST Bank, as Lender) By: /s/ Ryan Almond Name:Ryan Almond Title:Director

[Signature Page – Second Amendment to Term Loan Agreement]

LENDER: FIRST HORIZON BANK (f/k/a FIRST TENNESSEE BANK, NATIONAL ASSOCIATION) By: /s/ Tommy C. Owens Name:Tommy C. Owens Title:Senior Vice President

[Signature Page – Second Amendment to Term Loan Agreement]

LENDER: KEYBANK NATIONAL ASSOCIATION By: /s/ Jonathan Bond Name:Jonathan Bond Title:Assistant Vice President

[Signature Page – Second Amendment to Term Loan Agreement]

LENDER: RAYMOND JAMES BANK, N.A. By: /s/ James Armstrong Name:James Armstrong Title:Senior Vice President

[Signature Page – Second Amendment to Term Loan Agreement]

LENDER: UNITED BANK By: /s/ Frederick H. Denecke Name:Frederick H. Denecke Title:Senior Vice President

[Signature Page – Second Amendment to Term Loan Agreement]

LENDER: REGIONS BANK By: /s/ William Chalmers Name:William Chalmers Title:Assistant Vice President

[Signature Page – Second Amendment to Term Loan Agreement]

LENDER: BANK OF MONTREAL By: /s/ Jonas L. Robinson Name:Jonas L. Robinson Title:Vice President

[Signature Page – Second Amendment to Term Loan Agreement]